Exhibit 99.1

Kips Bay Medical Reports Nine Months and Third Quarter 2011 Results & FDA Update

Minneapolis, MN, November 8, 2011 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today announced financial results for the nine months and third quarter ended October 1, 2011.

Financial Results

Net sales increased to $158,000 for the nine months ended October 1, 2011, up from $107,000 for the same period in the prior year.  The net loss in the first nine months of 2011 was $3.1 million, or $0.20 per diluted share, compared to a net loss of $10.1 million, or $0.75 per diluted share, in the first nine months of 2010.  The Company achieved a gross margin of 63.3% compared to 62.6% during the first nine months of 2011 and 2010, respectively. The net loss for the first nine months of 2010 included a $5.0 million non-cash charge for the first milestone payment payable to Medtronic, Inc. triggered by the first commercial sale of the eSVS MESH and a $2.3 million non-cash charge for an increase in the estimated fair value of an investor stock purchase option liability.

In the third quarter of 2011 net sales were nil down from $59,000 in the third quarter of 2010.  Gross profit was $37,000 in the third quarter of 2010. Net loss in the third quarter of 2011 was $1.2 million, or $0.08 per diluted share, compared to a net loss of $733,000, or $0.05 per diluted share, in the third quarter of 2010.  The decrease in net sales during the current quarter is due to limited availability of reimbursements to hospitals and the effects of the summer holiday season in Europe causing reduced usage of the Company’s eSVS® MESH.  The Company expects sales to increase slightly and continue at modest levels until additional clinical study data is available.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments increased to $10.0 million at October 1, 2011 from $3.8 million as of December 31, 2010. Total current assets increased to $11.1 million from $5.7 million over the same period. These increases were driven by the Company’s Initial Public Offering (“IPO”) completed in February 2011, from which the Company realized net proceeds of approximately $13.6 million, partially offset by cash used in operations during the first nine months of 2011.

Current liabilities decreased from $5.7 million as of December 31, 2010 to $256,000 as of October 1, 2011. This decrease resulted from the payment of the $5.0 million milestone obligation and the payment of certain expenses related to the Company’s IPO that were included in current liabilities as of December 31, 2010.

Cash used in operations increased from $3.0 million for the nine months ended October 2, 2010 to $7.3 million for the nine months ended October 1, 2011. This increase resulted primarily from the payment of the first $5.0 million milestone obligation in June 2011.

Moving Forward with the FDA with Europe and Possible US studies

Based on recent communications with the FDA and discussions with Dr. Susan Alpert, one of the most prominent regulatory experts in the U.S., and presently a consultant for Kips Bay Medical, the Company plans to conduct a new European feasibility trial, based upon a protocol designed to incorporate guidance provided by the FDA.  Specifically, the FDA recommended changes to patient selection, graft preparation and patient evaluation.  Hopefully, we may be able to include some prominent US centers as well.  Upon completion of this study, the Company expects to request an IDE for a pivotal study in the U.S.

The Company expects the study to enroll up to 120 patients with a primary efficacy endpoint of graft patency at six months.  The Company has begun the process of identifying study sites and expects to commence enrollment in the first half of 2012.

Looking Ahead

Sales, general and administrative expenses will increase slightly as the Company continues to expand its sales and marketing activities.  Research and development expenses are expected to remain at current levels until the Company’s post market and feasibility studies begin to enroll patients.  The Company’s ability to maintain and improve margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

“The first years for novel medical device technologies are the most difficult and this quarter demonstrates the full range of challenges” said Manny Villafaña, Kips Bay Medical Chairman and Chief Executive Officer.  “However, we are encouraged by the responsiveness and the level of communication that we have received from the FDA in the past few months.  While there can be no assurance about the outcomes, we are guardedly optimistic that our team can satisfy the FDA’s requirements and move forward with the regulatory approval process in the U.S.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery. Our eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) obtaining IDE approval; (ii) slight sales increases until additional clinical study data is available; (iii) expectations regarding sales, general and administrative and research and development expenses; (iv) expectations regarding post-market clinical studies to be conducted in Europe and the impact of such studies on FDA approval are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 31, 2011 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Operations (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Nine Months Ended
	October 1, 2011	October 2, 2010	Percent Change	October 1, 2011	October 2, 2010	Percent Change
Net sales	$—	$59	—	$158	$107	47.7%
Cost of sales	—	(22)	—	(58)	(40)	45.0
Gross profit	—	37	—	100	67	49.3
Operating expenses:
Research and development	483	409	18.1%	1,304	1,920	(32.1)
Selling, general and administrative	711	364	95.3	1,952	957	104.0
Milestone expense	—	—	—	—	5,000	—
Total operating expenses	(1,194)	(773)	54.5	(3,256)	(7,877)	(58.7)
Other income (expense):
Interest income	6	3	100.0	15	11	36.4
Change in fair value of investor stock purchase option	—	—	—	—	(2,290)	—
Net loss	$(1,188)	$(733)	62.1%	$(3,141)	$(10,089)	(68.9)%
Weighted average shares outstanding—basic and diluted	15,756,346	13,581,791	16.0	15,366,841	13,378,378	14.9
Net loss per share—basic and diluted	$(0.08)	$(0.05)	60.0%	$(0.20)	$(0.75)	(73.3)%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	October 1, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,445	$3,548
Short-term investments	6,587	236
Accounts receivable, net of allowance for doubtful accounts of $6 and $0 as of October 1, 2011 and December 31, 2010, respectively	16	56
Inventories	829	606
Prepaid expenses and other current assets	205	1,260
Total current assets	11,082	5,706
Property and equipment, net	503	466
Total assets	$11,585	$6,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10	$180
Accrued liabilities	246	539
Accrued milestone and royalties	—	5,005
Total current liabilities	256	5,724

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of October 1, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 15,821,791 and 13,581,791 issued and outstanding as of October 1, 2011 and December 31, 2010, respectively	158	136
Additional paid-in capital	34,413	20,405
Accumulated other comprehensive loss	(8)	—
Retained deficit	(23,234)	(20,093)
Total stockholders’ equity	11,329	448
Total liabilities and stockholders’ equity	$11,585	$6,172

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Nine Months Ended
	October 1, 2011	October 2, 2010
Cash flows from operating activities:
Net loss	$(3,141)	$(10,089)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	74	53
Stock-based compensation	310	468
Amortization of premium on short-term investments	87	—
Non-cash interest income	(27)	—
Change in fair value of investor stock purchase option	—	2,290
Changes in operating assets and liabilities:
Accounts receivable	40	(52)
Inventories	(223)	(429)
Prepaid expenses and other current assets	1,055	(1,055)
Accounts payable	(170)	678
Accrued liabilities	(293)	134
Accrued milestone and royalties	(5,005)	5,002
Net cash used in operating activities	(7,293)	(3,000)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	450	730
Purchases of short-term investments	(6,869)	(5)
Purchase of property and equipment	(111)	(242)
Net cash (used in) provided by investing activities	(6,530)	483
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of related costs of $2,868	13,632	—
Proceeds from exercise of investor option to purchase common stock	—	3,750
Proceeds from sale of common stock under private placement offerings, net of issuance costs	—	1,236
Proceeds from the exercise of employee stock options	88	—
Net cash provided by financing activities	13,720	4,986
Net increase in cash and cash equivalents	(103)	2,469
Cash and cash equivalents at beginning of period	3,548	2,469
Cash and cash equivalents at end of period	$3,445	$4,938

Supplemental non-cash disclosures:
Reclassification of investor stock purchase option liability to equity	$—	$3,250